August 19, 2014

William Garrett Nichols, MD, MS

11 Birnham Lane

Durham, NC 27707

Dear Garrett,

Chimerix is pleased to extend an offer of employment to you for the position of Chief Medical Officer, reporting to Michelle Berrey, President and CEO. We hope that you will accept this offer and look forward to having a mutually successful relationship with you. Your anticipated hire date is September 2, 2014.

The following are the terms of this offer:

Base Salary:	Your per pay period base salary will be $16,250.00 (annualized, $390,000.00). Currently, paychecks are issued semi-monthly for a total of 24 pay periods per year.

Stock Options:	You will be granted an option to purchase 90,000 shares of Chimerix common stock. All stock option grants are subject to the vesting schedule and terms and conditions outlined in the Chimerix 2013 Equity Incentive Plan (the "Plan"). You will be issued a grant notice, option agreement and details of the Plan. Such shares shall vest over a period of four years so long as you continue to provide services to the Company, with 25% vesting one year from the vesting commencement date and the balance vesting at the rate of 1/36 per month over the remaining three years. The exercise price of the options to be granted will be equal to the closing per share price of Chimerix common stock (as determined by NASDAQ) on your official start date of employment.

Additional vesting scenarios are discussed below under the heading "Severance Plan."

Target Bonus:	As part of the Chimerix senior management team in 2014 you will be eligible for an annual bonus of up to 35% of your base salary and for 2014, this bonus will be pro-rated based on months of service. Such bonus is paid in 2015 and is based upon your achievement of the goals and objectives agreed to in the performance dialog process with your manager and the formula determined by the Board of Directors for 2014.

2505 Meridian Parkway, Suite 340 • Durham, NC 27713 • Phone (919) 806-1074 • Fax (919) 806-1146

William Garrett Nichols, MD, MS

August 19, 2014

Benefits:	As an employee of Chimerix you will be eligible for comprehensive health, vision and dental insurance benefits for yourself and your eligible dependents for the plan year 12/01/2013-11/20/2014. This coverage is effective on the first day of employment and currently Chimerix pays the entire monthly premium for this coverage. You will also be eligible for Company-paid term life insurance, short term and long-term disability insurance, effective on your hire date.

Additional benefits for which you will be eligible include: accrued vacation equal to Twenty (20) days per year and twelve (12) paid holidays per calendar year. You will also be eligible to participate in the Chimerix Employee Stock Purchase Plan, effective on the 1st pay period in September 2014 or March 2015 depending on your actual hire date. Eligibility in the Chimerix 401(k) Plan, is effective on the first day of the month following your date of hire (October 1, 2014). Full details of group benefits will be provided once you are on board.

Severance Plan:	Upon joining you are eligible to participate in the Company's severance plan for executive officers. Under this plan, you would receive 12 months of salary and benefits continuation in the event of a termination by the Company that is not in connection with a change of control. In addition, such a termination would result in 12 months' forward acceleration of any unvested portion of your option grant.

In the event of a termination in connection with a change of control, in addition to 12 months of salary continuation, eligible executives receive a payment equal to their current target bonus. Your option grant is subject to a standard "double trigger" vesting acceleration provision that applies in the event of a change in control occurring after the first three months of your employment. Specifically, if your employment is terminated without cause or you resign for good reason within 13 months after a change of control of Chimerix (and the change in control happens after 90 days of your start date), the vesting of your stock option will be accelerated in full.

In all cases, receipt of the severance benefit assumes a "not for cause" termination and is contingent upon the execution of an approved release and non-compete agreement.

William Garrett Nichols, MD, MS

August 19, 2014

Signing Bonus:	Within 30 days of joining Chimerix you will be eligible for a signing bonus of $50,000. In the event your employment terminates within twelve months of joining the Company (other than in connection with a change of control), this bonus amount will be subtracted from the termination payment described in the Section immediately above.

Deferred Signing Bonus:	If you remain employed with Chimerix until September 2, 2015, or if Chimerix terminates your employment "without cause" between September 3, 2014 and September 1, 2015, then Chimerix shall pay you a bonus in the amount of $100,000 within thirty days following the earlier of your termination of employment "without cause" or September 1, 2015. For purposes of this paragraph, the term "without cause" shall mean Chimerix terminates your employment for a reason other than your job performance or misconduct.

Your right to receive this bonus payment may not be assigned, transferred, pledged, encumbered, or attached, and any attempt, voluntary or involuntary, to effect such action shall be null, void and of no effect. Chimerix agrees that it shall be obligated to assign this obligation to any party which acquires all or substantially all of the assets of Chimerix. This bonus obligation shall be binding upon any successors to Chimerix. Nothing contained herein shall be construed as a contract of employment or to confer upon you any rights to continued employment.

The bonus payments are intended to qualify as short-term deferral payments meeting the requirements of Treasury Regulations Section 1.409A-1(b)(4), and this Agreement shall be construed in accordance with that intent. References to termination of employment in this paragraph shall mean your "separation from service" within the meaning of Internal Revenue Code Section 409A(a)(2)(A)(i). To the extent that Internal Revenue Code Section 409A applies to any payments under this letter, this letter shall be construed consistently with the requirements of that law such that payments hereunder shall not be included in your income until such payments are actually paid to you.

William Garrett Nichols, MD, MS

August 19, 2014

Chimerix is an at-will employer and as such your employment must be entered into voluntarily and for no specified period. As a result, you are free to resign or the company may terminate your employment at any time, for any reason, with or without cause. No one other than the CEO has the authority to alter this employment relationship, either verbally or in writing.

As with all new employees, you will be asked to provide to the Company documentary evidence of your eligibility for employment in the United States when you join the Company. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

Please understand it is the policy of the Company not to solicit or accept proprietary information and/or trade secrets of other companies. If you have or have had access to trade secrets or other confidential, proprietary information developed by your former employer; the use of such information in performing your duties at Chimerix is prohibited. This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, formulae and business plans or strategies. You will be required to execute a standard Proprietary Information and Inventions Agreement with Chimerix, a copy of which is attached as Exhibit A.

If you accept this offer, the terms described in this letter, together with the Proprietary Information and Inventions Agreement, shall be the terms of your employment, provided, however, that your duties are performed in accordance with all standards and policies adopted by the company. Your duties may change from time to time, depending upon the needs of the company and your skills. This letter supersedes any prior agreements, representations or promises of any kind, express or implied, concerning your employment and it constitutes the full and complete agreement between you and the Company.

We are very excited about the prospect of your joining our team. We are confident that you have much to contribute to the success of Chimerix. The strength of our technology, the quality and experience of our personnel and your presence will facilitate this success.

This offer expires five business days after your receipt of this letter and is contingent on you passing our pre-employment background check. If the terms described herein are acceptable to you, please acknowledge your acceptance by signing below and returning the original to us in the envelope provided. You may also forward your acceptance via secured fax to 919-313-6781. Please keep a copy for your records.

William Garrett Nichols, MD, MS

August 19, 2014

Garrett, all of us at Chimerix look forward to your joining our Team!

With warm regards,

CHIMERIX, Inc.

/s/ M. Michelle Berrey

M. Michelle Berrey

President and CEO Enclosures Accepted: /s/ William Garrett Nichols	August 19, 2014
William Garrett Nichols	Date